Exhibit 20.4
ANNUAL AGGREGATE CERTIFICATEHOLDERS STATEMENT
MELLON BANK PFL MASTER NOTE TRUST SERIES 2004-1
ANNUAL PERIOD ENDING
DECEMBER 31, 2005

1.	Investor Interest as of December 31, 2005
	Class A	$513,700,000.00
	Class B	22,341,000.00
	Class C	13,959,000.00
	Class D Certificate	8,375,000.00

	Total Investor Interest	$558,375,000.00

2.	3- Month LIBOR as per reset dates:

	March 11, 2005	3.01000%
	June 13, 2005	3.41000%
	September 13, 2005	3.87000%
	December 13, 2005	4.49125%

3.	Determination of Certificate Rates:
	a) Class A: 3-Month LIBOR plus 16 basis points
	b) Class B: 3-Month LIBOR plus 42 basis points
	c) Class C: 3-Month LIBOR plus 77 basis points
	d) As per loan agreement

4.	Servicing Fee Rate	0.50000%

5.	Receivable Balances as of December 31, 2005
	Aggregate Receivables	$1,137,761,095.21
	Finance Charge Receivables	19,403,081.60
	Principal Receivables	$1,118,358,013.61

6.	Annual Servicers’ Fee	$2,791,875.00

7.	Aggregate Investor Default Amount	$293,443.40

8.	Floating Investor Interest as of December 31, 2005	49.92811%

9.	Transferor Interest as of December 31, 2005	$559,983,013.61

10.	2005 Aggregate Collections
	(a) Principal Receivables	$3,026,793,154.89
	(b) Finance Charge Receivables (inc. net recoveries, if any)	68,266,033.81
	(c) Principal and Finance Charge Receivables	3,095,059,188.70
	(d) Late Charges	8,954,432.72
	(e) Total Collections	$3,104,013,621.42

11.	Delinquencies as of December 31, 2005
	(a) 30 days delinquent	$3,585,613.88
	(b) 60 days delinquent	1,803,876.25
	(c) 90 days delinquent	2,408,577.04
	(d) 120 + days delinquent	1,472,903.32

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	(e) Total 30 + days delinquent	$9,270,970.49

12.	2004 Aggregate Default Amount	587,731.86

13.	AFCO is Servicer?	Yes

14.	2004 Aggregate Allocation and Application of Collections:
	(a) Class A Available Funds	$35,469,995.45
	(b) Class A Optimal Interest	18,389,050.91
	(c) Class A Monthly Interest	18,389,050.91
	(d) Class A Deficiency Amount	—
	(e) Class A Additional Interest	—
	(f) Class A Servicing Fee	2,568,500.00
	(g) Unpaid Class A Servicing from prior periods	—
	(h) Class A Investor Default Amount	269,965.30
	(i) Class A contribution to Excess Spread	14,242,479.24

	(j) Class B Available Funds	$1,542,603.01
	(k) Class B Optimal Interest	858,478.55
	(l) Class B Monthly Interest	858,478.55
	(m) Class B Deficiency Amount	—
	(n) Class B Additional Interest	—
	(o) Class B Servicing Fee	111,705.00
	(p) Unpaid Class B Servicing from prior periods	—
	(q) Class B contribution to Excess Spread	572,419.46

	(r) Class C Available Funds	$963,842.06
	(s) Class C Servicing Fee (if NOT AFCO)	—
	(t) Class C Interest contribution to Excess Spread	963,842.06

	(u) Total Excess Spread	$15,778,740.77
	(v) Class A Required Amount	—
	(w) Unreimbursed Class A Investor Charge-Offs	—
	(x) Class B Required Amount (includes Class B Investor Default Amount)	11,740.89
	(y) Unreimbursed Class B Investor Charge-Offs	—
	(z) Class C Monthly Interest	585,789.94
	(aa) Coll. Int. Svcg Fee (if AFCO)	69,795.00
	(ab) Collateral Interest Default Amount	7,335.89
	(ac) Unreimbursed Collateral Interest Charge-Offs	—
	(ad) Reserve Account Funding Date month	24
	(ae) Reserve Fund Cap	0.30%
	(af) Required Reserve Account Amount	$—
	(ag) Reserve Account Balance	$—
	(ah) Payable under the Loan Agreement	$—
	(ai) Class A Shortfall Amount	$—
	(aj) Class B Shortfall Amount	$—

AFCO CREDIT CORPORATION, as Servicer

By	/s/ Bruce R. Gold

Name: Bruce R. Gold
Title: Senior Vice President & Chief Financial Officer

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